News Release                                            Exhibit 99.1

For Information Contact:
Jerald K. Dittmer, Vice President and CFO (563) 272-7400
Melinda C. Ellsworth, Vice President, Treasurer and Investor Relations (563) 272-7406

HNI Corporation Announces Record Results for

Third Quarter - Fiscal 2005

MUSCATINE, Iowa (October 19, 2005) - HNI Corporation (NYSE: HNI) today announced record sales of $632.3 million and record net income of $40.6 million for the third quarter ending October 1, 2005.

Dollars in Millions	Three Months Ended		Percent Change
Except per share data	10/01/2005	10/02/2004

Net Sales	$632.3	$573.5	10.3%
Gross Margin	$236.2	$205.6	14.9%
Gross Margin %	37.4%	35.9%
SG&A	$172.9	$147.7	17.0%
SG&A %	27.3%	25.8%
Operating Profit	$63.4	$57.9	9.5%
Operating Profit %	10.0%	10.1%
Net Income	$40.6	$36.7	10.4%

Earnings per share - Diluted	$0.73	$0.65	12.3%

Consolidated net sales for the third quarter increased to $632.3 million, compared to $573.5 million for the same quarter last year.  During the third quarter of 2005, five small acquisitions were completed to support specific operating company strategies in both Office Furniture and Hearth segments.  Those acquisitions, along with previous acquisitions completed subsequent to the third quarter of 2004, accounted for $13 million of the increase in sales.

The Corporation has begun the shutdown of two office furniture facilities in Kent, Washington and Van Nuys, California as a result of its ongoing business simplification and cost reduction strategies.  Production will be consolidated into other U.S. manufacturing locations.  The Corporation recorded $1.3 million of pre-tax charges, or $0.02 per diluted share, during the third quarter in connection with the facility shutdowns.  These charges included $0.2 million of accelerated depreciation of machinery and equipment recorded in cost of sales, $1.0 million for severance, and $0.1 million of other costs, recorded as restructuring costs.  The Corporation expects to record an additional pre-tax charge of $2.2 million during the fourth quarter 2005.  The facility shutdowns and consolidation will be completed during the first quarter of 2006.

Net income was $40.6 million compared to $36.7 million in the same period in 2004, an increase of 10.4 percent.  Net income per share was $0.73 per diluted share compared to $0.65 per diluted share in third quarter 2004, an increase of 12.3 percent.  Net income per share was positively impacted $0.01 per share as a result of the Company's share repurchase program.

Gross margins for the third quarter as a percent of net sales increased to 37.4 percent compared to 35.9 percent in the prior year.  "We are encouraged that our ongoing cost reduction initiatives and the benefit of price realization have resulted in gross margin improvement," stated Stan A. Askren, HNI Corporation Chairman, President and CEO.

Total selling and administrative expenses for the quarter increased $25 million to 27.3 percent of net sales compared to 25.8 percent in third quarter 2004.  Included in third quarter 2005 were additional selling and administrative costs of $4 million associated with new acquisitions; increased freight and distribution costs of $7 million due to volume, rate increases, and fuel surcharges; $1.1 million of restructuring charges from the shutdown of two office furniture facilities and continued investment in selling and marketing initiatives.  Third quarter 2004 included $0.1 million related to the previous shutdown of two office furniture facilities.

For the first nine months of 2005, consolidated net sales increased 15.7 percent to $1.8 billion compared to $1.5 billion in 2004.  Gross margins year-to-date decreased slightly to 36.1 percent compared to 36.2 percent last year.  Net income was $101.7 million compared to $85.0 million in 2004, an increase of 19.6 percent.  Net income was $1.83 per diluted share compared to $1.47 per diluted share in 2004, an increase of 24.5 percent.  Net income per share was positively impacted $0.07 per share as a result of the Company's share repurchase program.

Cash flow from operations remains strong at $102.6 million compared to $110.1 million last year.  Capital expenditures increased to $28.2 million in 2005 compared to $24.4 million in 2004 to support new product development.  Acquisitions completed during the year totaled $25.7 million.  The Company repurchased 1,104,673 shares of its common stock at a cost of $54.8 million during the first nine months of 2005 compared to $97.7 million in the same period in 2004.  There is $90.9 million remaining under the current repurchase authorization.  "We continue to drive long-term shareholder value by investing in our core growth initiatives, strategic acquisitions and returning excess cash to shareholders through our share repurchase program," stated Mr. Askren.

Office Furniture

	Three Months Ended		Percent Change
Dollars in Millions	10/1/2005	10/2/2004

Sales	$477.3	$435.7	9.5%
Operating Profit	$48.9	$48.0	1.9%
Operating Profit %	10.2%	11.0%

Third quarter sales for the office furniture segment increased to $477.3 million from $435.7 million for the same quarter last year.  The Company's acquisitions since third quarter 2004 accounted for $11 million of the increase.  Operating profit prior to unallocated corporate expenses as a percent of net sales decreased to 10.2 percent versus 11.0 percent in 2004.  Operating profit was negatively impacted by $1.3 million of costs related to facility shutdowns.  "Consistent with our stated strategy of creating long-term economic profit, we continued to invest in the front-end of our business.  Our continued investments in the areas of selling, product launches, and strategic distribution had an expected negative impact on our short-term results," stated Mr. Askren.

Net sales on a year-to-date basis increased 16.2 percent to $1.4 billion compared to $1.2 billion in 2004.  Operating profit as a percentage of sales decreased to 9.9 percent compared to 10.0 percent in the prior year.

Hearth Products

	Three Months Ended		Percent Change
Dollars in Millions	10/1/2005	10/2/2004

Sales	$155.0	$137.8	12.5%
Operating Profit	$22.4	$17.5	27.8%
Operating Profit %	14.4%	12.7%

Third quarter net sales for the hearth products segment increased to $155.0 million compared to $137.8 million in 2004.  The Company's acquisitions completed since the third quarter of 2004 accounted for $2 million of the increase.  Operating profit prior to unallocated corporate expenses increased to $22.4 million from $17.5 million in the same quarter last year.  Operating profit as a percent of net sales increased to 14.4 percent compared to 12.7 percent in 2004 due to volume and increased price realization.

Net sales on a year-to-date basis increased 14.0 percent to $428.6 million compared to $376.1 million in 2004.  Operating profit as a percentage of sales was consistent with the prior year at 11.6 percent.

2005 Outlook
"We are pleased to report another record quarter and continue to see good momentum in both office furniture and hearth.  Current orders are strong across our multiple brands and businesses and we continue to be well positioned for solid market performance," said Mr. Askren.

The Company remains focused on creating long-term shareholder value by growing its business through investment in building brands, product solutions and selling models, enhancing its strong member-owner culture, and remaining focused on its long-standing rapid continuous improvement programs to build best total cost and a lean enterprise.

Conference Call
HNI Corporation will host a conference call on Wednesday, October 19, 2005 at 10:00 a.m. Central to discuss third quarter fiscal 2005 results.  To participate, call the conference call line at 1-800-230-1074.  A replay of the conference call will be available until Thursday, October 27, 2005.  To access this replay, dial 1-800-475-6701, access code 798240.  A link to the simultaneous web cast can be found on the Company's website at www.hnicorp.com.

HNI Corporation is a NYSE traded company providing products and solutions for the home and workplace environments.  HNI Corporation is the second largest office furniture manufacturer in the United States and is also the nation's leading manufacturer and marketer of gas- and wood-burning fireplaces.  The Company's strong brands, including HON®, Allsteel®, Gunlocke®, Paoli®, Heatilator®, Heat & GloTM, and Quadra-Fire®, have leading positions in their markets.  HNI Corporation is committed to maintaining its long-standing corporate values of integrity, financial soundness and a culture of service and responsiveness.  By doing so, the Company was recognized for the seventh consecutive year as one of the 400 Best Big Companies in America by Forbes Magazine in 2005, and was again recognized as one of America's Most Admired Companies in the furniture industry by Fortune Magazine in 2005.  The Company was also recently recognized by Industry Week as one of the 50 Best Manufacturing Companies.  HNI Corporation's common stock is traded on the New York Stock Exchange under the symbol HNI.  More information can be found on the Company's website at www.hnicorp.com.

Forward-looking Statements
Statements in this news release that are not strictly historical, including statements as to plans, objectives, and future financial performance, are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks, which may cause the Company's actual results in the future to differ materially from expected results.  These risks include, among others: the Company's ability to realize financial benefits (a) from its price increases, (b) from its cost containment and business simplification initiatives, (c) from its investments in strategic acquisitions, new products and brand building, (d) from its investments in distribution and rapid continuous improvement, (e) from its repurchases of common stock, and (f) from its ability to maintain its effective tax rate; uncertainty related to the availability of cash to fund future growth; lower than expected demand for the Company's products due to uncertain political and economic conditions; lower industry growth than expected; major disruptions at our key facilities or in the supply of any key raw materials, components or finished goods; uncertainty related to disruptions of business by terrorism or military action; competitive pricing pressure from foreign and domestic competitors; higher than expected costs and lower than expected supplies of materials (including steel and petroleum based materials); higher than expected costs for energy and fuel; changes in the mix of products sold and of customers purchasing; and other factors described in the Corporation's annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q.

The factors identified above are believed to be important factors (but not necessarily all of the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement.  Unpredictable or unknown factors could also have material adverse effects on the Company.  All forward-looking statements included in this release are expressly qualified in their entirety by the foregoing cautionary statements.  HNI Corporation undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

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HNI CORPORATION

Unaudited Condensed Consolidated Statement of Operations

	Three Months Ended		Nine Months Ended
(Dollars in thousands, except per share data)	Oct. 1, 2005	Oct. 2, 2004	Oct. 1, 2005	Oct. 2, 2004
Net sales	$632,280	$573,457	$1,788,709	$1,546,099
Cost of products sold	396,042	367,835	1,142,338	987,094
Gross profit	236,238	205,622	646,371	559,005
Selling and administrative expenses	171,802	147,594	487,348	424,753
Restructuring and impairment charges	1,071	135	1,071	870
Operating income	63,365	57,893	157,952	133,382
Interest income	195	131	1,175	1,180
Interest expense	693	160	1,520	734
Earnings before income taxes and minority interest	62,867	57,864	157,607	133,828
Income taxes	22,317	21,120	55,950	48,847
Earnings before minority interest	40,550	36,744	101,657	84,981
Minority interest in earnings of subsidiary	(11)	-	(11)	-
Net income	$ 40,561	$ 36,744	$ 101,668	$ 84,981
Net income per common share - basic	$0.74	$0.65	$1.84	$1.48
Average number of common shares outstanding - basic	55,011,758	56,191,547	55,106,182	57,458,319
Net income per common share - diluted	$0.73	$0.65	$1.83	$1.47
Average number of common shares outstanding - diluted	55,447,480	56,635,074	55,484,189	57,893,214

Unaudited Condensed Consolidated Balance Sheet

Assets			Liabilities and Shareholders' Equity
	As of			As of
	Oct. 1,	Jan. 1,		Oct. 1,	Jan. 1,
(Dollars in thousands)	2005	2005		2005	2005
Cash and cash equivalents	$ 36,526	$ 29,676	Accounts payable and
Short-term investments	9,430	6,836	accrued expenses	$ 273,255	$ 253,958
Receivables	294,048	234,731	Income taxes	8,410	6,804
Inventories	93,051	77,590	Note payable and current maturities of
Deferred income taxes	16,302	14,639	long-term debt	27,740	646
Prepaid expenses and other current assets	14,723	11,107	Current maturities of other long-term
			obligations	8,349	4,842
Current assets	464,080	374,579	Current liabilities	317,754	266,250

			Long-term debt	3,243	2,627
			Capital lease obligations	861	1,018
Property and equipment - net	295,392	311,344	Other long-term liabilities	46,141	40,045
Goodwill	237,086	224,554	Deferred income taxes	33,674	42,554
Other assets	118,039	111,180
			Minority interest in subsidiary	133	-
			Shareholders' equity	712,791	669,163
			Total liabilities and
Total assets	$1,114,597	$1,021,657	shareholders' equity	$1,114,597	$1,021,657

Unaudited Condensed Consolidated Statement of Cash Flows

	Nine Months Ended
(Dollars in thousands)	Oct. 1, 2005	Oct. 2, 2004
Net cash flows from (to) operating activities	$102,594	$110,079
Net cash flows from (to) investing activities:
Capital expenditures	(28,232)	(24,390)
Acquisition spending	(25,678)	(131,931)
Other	1,328	52,196
Net cash flows from (to) financing activities	(43,162)	(142,258)
Net increase (decrease) in cash and cash equivalents	6,850	(136,304)
Cash and cash equivalents at beginning of period	29,676	138,982
Cash and cash equivalents at end of period	$ 36,526	$ 2,678

Unaudited Business Segment Data

	Three Months Ended		Nine Months Ended
(Dollars in thousands)	Oct. 1, 2005	Oct. 2, 2004	Oct. 1, 2005	Oct. 2, 2004
Net sales:
Office furniture	$477,295	$435,696	$1,360,088	$1,170,045
Hearth products	154,985	137,761	428,621	376,054
	$632,280	$573,457	$1,788,709	$1,546,099

Operating profit:
Office furniture
Operations before restructuring charges	$ 49,977	$ 48,130	$ 135,186	$ 117,713
Restructuring and impairment charges	(1,071)	(135)	(1,071)	(870)
Office furniture - net	48,906	47,995	134,115	116,843
Hearth products	22,371	17,499	49,714	43,702
Total operating profit	71,277	65,494	183,829	160,545
Unallocated corporate expense	(8,393)	(7,630)	(26,205)	(26,717)
Income before income taxes	$ 62,884	$ 57,864	$ 157,624	$ 133,828

Depreciation and amortization expense:
Office furniture	$10,814	$11,701	$32,742	$34,543
Hearth products	3,799	3,588	11,852	11,219
General corporate	1,567	861	4,971	3,852
	$16,180	$16,150	$49,565	$49,614

Capital expenditures - net:
Office furniture	$ 6,539	$ 4,572	$18,481	$12,111
Hearth products	2,101	3,421	6,700	9,964
General corporate	2,097	628	3,051	2,315
	$10,737	$ 8,621	$28,232	$24,390

			As of	As of
			Oct. 1, 2005	Oct. 2, 2004
Identifiable assets:
Office furniture			$ 631,672	$ 570,725
Hearth products			370,620	363,580
General corporate			112,305	103,119
			$1,114,597	$1,037,424

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